Exhibit 99.1

LIBERMAN BROADCASTING

Moderator: Lenard Liberman

April 1, 2005

3:00 p.m. CT

Operator: Good day and welcome to today’s LBI Media, Inc. 2004 results conference call. Today’s call is being recorded.

At this time for opening remarks, I’d like to turn the conference over to the Executive Vice President, Mr. Lenard Lieberman. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon everyone and welcome to our fourth quarter and full year 2004 conference. With me today is Steve Cramer our Chief Financial Officer.

During today’s call, I’ll provide an overview of our operating results for the year, and quarter ended December 31st, 2004. Steve will address more detailed financial results who will then be available to answer questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call do not address results and developments that will occur or may occur at LBI in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects and performance of LBI Media are predictions of our risks and uncertainties, and actual results may vary materially. I refer you to LBI Media’s Press Release dated March 31, 2005, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date here of, and the company takes no obligation to update such statements or reflect future events or circumstances. This conference call also contains non-GAAP financial terms within the meaning of Regulation G, as adopted by the SEC. We use Adjusted EBITDA which we define as net income plus, income tax expense, loss or gain on the sale of property and equipment, net interest expense, depreciation, non-cash employee compensation, and operating costs related to our anticipated initial public offerings. However, for the purposes of this teleconference, I’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. We also have excluded the results of the leasing of our television production facility from our net revenues and adjust EBITDA amounts, because we began using this facility for more in house programming in 2003, thereby reducing available leasing space. As a result, we believe, in order to provide a comparable basis for evaluation of our results for the years and quarters ended December 31, 2003, and 2004, it is necessary to exclude the financial results related to the leasing of our television production facility.

In conformity with Regulation G, we provided a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with the US generally accepted accounting principals in our press release issued yesterday. These reconciliations are also provided in our 10-K which was filed with the SEC yesterday.

Overall, we are very pleased with our results for 2004. Excluding the results relating to the leasing of our television production facility, overall net revenues increased 10 percent over the prior year, and our television segment generated very strong no revenue growth of 25 percent, which demonstrates our ability to sell and market our internally produced programming.

The increase in revenue from our television segment was offset by a modest decline in revenues from our radio division, primarily resulting from lower national advertising time sold in 2004 as compared to 2003. And the strong results posted in 2003 where radio and revenue growth reached 16 percent.

For the fourth quarter, overall net revenues excluding the results relating to the leasing of our television production facility increased six percent. After being down for the first nine months of the year, our radio revenue growth snapped back in the fourth quarter, up four percent versus the prior year, primarily as a results of an improvement in national revenue, and an increase in commercial inventory sold. More importantly, our radio segment is very well positioned for growth having posted improved results in the fall Arbitron rating survey. Our flagship Los Angeles radio station, Que Buena, posted a 15 percent ratings gain among Hispanic adults 18 to 49 Monday through Sunday six a.m. to midnight, and is now the number one Hispanic radio station in the Los Angeles market based upon the fall Arbitron rating among Hispanic adults 18 to 34 having posted a 29 percent ratings gain, Monday through Sunday, six a.m. to midnight, versus a corresponding period in 2003. Our largest Houston radio property, La Raza, posted an 89 percent ratings gain among Hispanic adults 18 to 49 Monday through Sunday six a.m. to midnight in the fall 2004 Arbitron rating survey versus the corresponding period in 2003, and is now the number two Hispanic radio station in the Houston market based on the fall Arbitron survey.

Television net revenues excluding the results relating to leasing our production facility were up seven percent in the fourth quarter, primarily as a result of incremental growth from our recently acquired television station, KMPX TV in Dallas, Fort Worth, Texas. We remain very excited about our enhanced television programming line up to begin airing in the second half of 2004, and continue to fine tune the programming on it, to maximize ratings and minimize cause. We have developed three new shows that we expect to air in the first half of 2005: Secretos Huston, a spin off of our thrilling half hour under cover investigative program; Secretos, that was the number two rated show for Hispanic persons 18 to 49 in this time period in the November sweeps; Estudio Dos, a musical variety show that features live musical performances, celebrity interviews, talent contests and comedy routines; and Fabrica La Riza, a half hour sketch comedy program.

I would now like to turn the call over to Steve Cramer.

Steve Cramer: Thank you, Lenard. I’ll now review our financial results for the fourth quarter and full year of 2004. We posted our fourth quarter and full year results in a press release that was issued yesterday. First, let’s review the quarter ended December 31, 2004.

Overall, net revenues increased four percent to $23.1 million excluding the results relating to the leasing of production facility, net revenues increased six percent for the quarter. Net revenue growth came from both our television and radio segments. Television net revenues increased seven percent excluding the results relating to the releasing of our production facility, which can be primarily attributed to incremental revenue growth from our recently acquired television station, KMPX in Dallas, Fort Worth, Texas. Radio net revenues increased four percent for the quarter, which can be primarily attributed to improvement in national revenues and increase in commercial inventory salts. Operating expenses, excluding depreciation, non-cash employee compensation and offering costs related to our anticipated initial public offering increased six percent to $12.8 million for the quarter. This growth in operating expenses was primarily a result of incremental costs associated with our recently acquired television station KPMX in Dallas-Fort Worth. The incremental cost associated with producing additional in house television programming for prime time, and additional sales salaries and commissions associated with the growth in our revenue base. Overall, EBITDA increased two percent to $10.3 million for the quarter, excluding the results relating to the leasing of our production facility EBITDA increased four percent.

Now, turning to the full year ended December 31, 2004, overall net revenues increased nine percent to $91.4 million. Excluding the results relating to the leasing of our production facility net revenues increased 10 percent for the year. This revenue growth is primarily attributable to our television segment which increased 25 percent in 2004, excluding the results relating to a leasing of the production facility. This net revenue growth from our television segment can be attributed to improved program ratings, which enabled us to raise advertising rates, and increased advertising sold. Incremental revenues from our Dallas-Fort Worth station KPMX also contributed to revenue growth. The increase in revenues from our television segment was offset by a modest decline in revenues from our radio division primarily resulting from lower national advertising sold from 2004 as compared to 2003, and strong results posted for 2003 when radio growth in that radio segment reached 16 percent. Operating expenses, excluding depreciation, non-cash employee compensation, and offering costs associated with our initial public offering, increased 14 percent to $47 million. The increase in operating expenses can primarily be attributed to incremental costs associated with operating KPMX in Dallas Fort Worth, Texas. The incremental cost associated with producing additional in house television programming for prime time and additional sell salaries and commissions associated with the growth in our revenue base. Overall, EBITDA for the year increased four percent to $44.4 million. Excluding the results relating to the leasing of our production facility EBITDA increased six percent.

Turning to our balance sheet at December 31, 2004, we had $5.7 million in cash and short term marketable securities and total debt of $282 million. Our total debt balance included $129.5 million of borrowings under our senior credit facility. Based on our trailing 12 month EBITDA of $44.4 million as of December 31, 2004, our total debt EBITDA ratio was 6.4 times. We can borrow approximately $28.8 million under our senior credit facility and remain in compliance with the financial covenants governed by our senior credit facility and senior subordinated notes indenture. On December 11, 2004, we increased the borrowing capacity under our revolving senior credit facility to $220 million from $195 million.

Our capital expenditures for the year ended December 31, 2004, were approximately $10.9 million, of which $1.2 million related to the construction of our new corporate office as television and radio production facility in Houston, Texas, $1.5 million related to the installation of a new television transmitter facility in Houston, Texas, $2 million related to the installation of a new television transmitter facility in Dallas Fort Worth, Texas, $2.5 million related to studio and production equipment for our internally produced programs in Los Angeles, and $1.4 million primarily related to studio and transmitter equipment associated with our Houston radio operations. We have identified approximately $12 million of capital projects for 2005.

This will conclude our formal remarks. I’ll now turn the call over to the operator, Sara, to moderate a question-and-answer session.

Operator: Thank you. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, you may signal us by pressing the star key followed by the number one on your telephone. We’ll proceed in the order they signal us, and take as many questions as time permits. Once again if you do have a question, please press star one now. And we’ll pause for a moment.

We’ll hear from Lee Westerfield with Harris Nesbit.

Lee Westerfield: Thank you, gentlemen. Good afternoon.

Lenard Liberman: Hi.

Lee Westerfield: Really, actually just two questions if I may, and the first relates to La Raza in Houston and the ratings increases. Lenard, if you could give us a sense about how those ratings may translate and convert into revenue during 2005, what kind of, if you would, power ratio or other metric, we might be able to think of in terms of revenue conversion for that ratings.

And then, secondly, the investments that are being made now in enhanced programming, three new shows that you outlined for the first half of this year, understanding that new programming comes with an investment, how should we be thinking about the impact on your EBITDA for investing into programming in the first half of this year, so we can get a clearer look at the core cash flows.

Lenard Liberman: In terms of the radio station in Houston, given the fact that we really don’t have reliable Hispanic radio revenue for that market, at least I don’t, it’s hard to look at it from a power ratio perspective. And we also are very focused on local retail advertisers, and local agencies which are less ratings sensitive. However, I will say that with an increase in rank position which occurred, we went from number three to number two, certainly, our results have improved with local retailers, and we’re reaping the benefits from a revenue perspective of increased revenues this year. And I believe, that actually, will have even greater increases from the second quarter to the fourth quarter. So I’m very optimistic about that station. And it’s always – it’s been a good performer historically. And I think it will continue to be, but it’s hard to put it in terms of an exact percentage number, and I would hate to be confined to that.

In terms of our programming in Los Angeles, I think, that any sort of impact would be in the first quarter of this year, only because last year in the first quarter, we did very – we had really started our new programming. It really occurred in the second quarter. So there will still be some hits in the first quarter of this year. After that, I don’t think it will be much of an increase at all because we cancel the very expensive show, and that show basically could be – the cost of that show, if you divide it by what we’re producing in these three new shows, we’re about the same. On a going forward basis, we’ll actually be able to produce as of second quarter, these three new shows and probably have no incremental cost based on last year.

Lee Westerfield: Thank you very much.

Operator: And once again if you do have a question, please press star one. We’ll now hear from Russ Lyons with Wachovia.

Russ Lyons: Good afternoon. I just had a question about the softness in radio. Is that pretty much industry wide for your – for Hispanic radio? Or is that specific to you? And could you talk a little bit about, you know, where you think that’s going, if it’s to competitors, or to other niches, thanks?

Lenard Liberman: Well our weakness, last year, specifically was in one area, and that was national. I think that was specific to us. I think we made some mistakes and had a couple of management issues that hurt us. So I don’t think it was industry wide. I think that it was basically confined to our station in Los Angeles. However, we worked hard to improve it towards the end of last year. And we saw that we turned the corner in the fall, and we’re actually up dramatically this year in national in Los Angeles. And overall we’re up dramatically in radio in Los Angeles. So I think we turned that corner. Sometimes you hit a bump in the road, and that’s what happened last year for us.

Operator: Anything further, Mr. Lyons?

Russ Lyons: No, thank you.

Operator: All right. And then once again if you would like to ask a question, please signal by pressing star one. If you’re joining using a speakerphone, please make sure your mute function is turned off. And we’ll hear from Janet Clay with Liberty Mutual.

Janet Clay: Regarding the changes to your senior credit facility. You increased the capacity. Was there any other changes to that?

Steve Cramer: We did do an amendment to change the definition of qualifying IPO which, in effect, allowed us to postpone the qualifying IPO date to December 31, ‘05, which gives certain economic and covenant benefits on the event of an IPO.

Janet Clay: Have you filed – is that filed with the SEC, the amendment yet?

Steve Cramer: That is an exhibit to our 10-K.

Janet Clay: OK. Great. Thanks a lot.

Operator: And we’ll now hear from Victor Miller with Bear Stearns.

Chris Emsley: Good afternoon. It’s actually Chris Emsley. A question on categories, and within TV, I was wondering, you know, some of your competitors saw some weakness in telecom in the fourth quarter, particularly long distance, maybe a couple of other categories, but more of those categories came back with the exception of long distance. Can you talk about how that faired for you in the fourth quarter, and how it’s shaping up in ‘05?

Lenard Liberman: Yes, we definitely saw telecom and cable, actually effected in the fourth quarter last year. Cable television advertising has come back a little bit in the first quarter, but one of our biggest categories last year in television was long distance, specifically AT&T residential and that’s gone away now. So, yes, that remains an issue in first quarter, and it was a big issue in – but it was an issue also in fourth quarter.

Chris Emsley: Is it something you cycle through by second half of the year? Was it really – does it really become an issue in the fourth quarter, or did you start to see it weaken mid year last year?

Lenard Liberman: It didn’t – it just came about, really, I think, in the fourth quarter. I don’t know the exact timing, maybe it was September. I think, AT&T, it was one account really, or a couple of accounts.

Chris Emsley: Yes, exactly.

Lenard Liberman: And when the public knew that they were abandoning that segment of the business we knew about it so they just have to invent a pretty big advertiser. But that happens – there’s very many times in our history where you get categories of business that get hot, and then they go away, and then you replace them with somebody else. So it just when it occurs very quickly like that, you don’t always have the notice and the time to be replacing it.

Chris Emsley: Great, thank you.

Operator: And as a final reminder if you would like to ask a question, press star one. And it appears we have no further questions. Mr. Liberman, I’ll turn the conference back over to you for any additional or closing remarks.

Lenard Liberman: I just want to thank everyone for taking the time to listen in and we appreciate your support.

Steve Cramer: Thank you.

Operator: That concludes today’s conference. We thank you for your participation. You may now disconnect.

Lenard Liberman: Bye-bye.

END